EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-231192, 333-194456, 333-190366, 333-157132, 333-131496, 333-83731, 033-57793, 033-57795, 033-57797, and 333-264584 and Form S-3 No. 333-251794) of our reports dated November 18, 2022, with respect to the consolidated financial statements and schedule of Matthews International Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of Matthews International Corporation and Subsidiaries included in this Annual Report (Form10-K) of Matthews International Corporation and Subsidiaries for the year ended September 30, 2022.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
November 18, 2022